SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Quanta Services, Inc.
(Name of Registrant as Specified In Its Charter)
Aquila, Inc. (F/K/A Utilicorp United Inc.)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

        Aquila, Inc. (formerly known as UtiliCorp United Inc.), a Delaware corporation ("Aquila"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on May 21, 2002 with respect to the solicitation of proxies for electing nominees to the board of directors of Quanta Services, Inc. ("Quanta") at the 2002 annual meeting of stockholders of Quanta. Please note that pursuant to the Settlement and Governance Agreement between Quanta and Aquila dated May 20, 2002, the parties agreed that, among other things, Aquila will terminate its proxy contest for control of Quanta's Board of Directors.

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FOR IMMEDIATE RELEASE

QUANTA AND AQUILA SETTLE PROXY CONTEST
AND WILL WORK TOGETHER TO BENEFIT ALL STOCKHOLDERS

Aquila Withdraws Litigation; Agrees To Standstill Provisions;
Quanta Terminates SECT

Quanta Reinstates 2001 Stock Buyback Program

Quanta CEO, John R. Colson, Named Chairman Of Board

Annual Meeting Postponed; Expected To Be Held In Late June

        HOUSTON and KANSAS CITY —May 20, 2002 —Quanta Services, Inc. (NYSE: PWR), a leading provider of specialized contracting services to the electric power, gas, telecommunications and cable television industries, and Aquila, Inc. ((NYSE: ILA), formerly UtiliCorp United Inc.), an international energy and risk management company and Quanta's largest stockholder, today announced that they have reached an agreement for Aquila to terminate its proxy contest for control of Quanta's Board of Directors. Quanta's May 23, 2002 annual meeting of stockholders has been postponed and is expected to be held in late June 2002. As part of the settlement, Quanta has reinstated its $75 million open market stock repurchase program, under which approximately $60 million of capacity remains.

        Under the terms of the agreement, Aquila will withdraw all pending litigation and arbitration against Quanta. The settlement calls for a 10-person Board with Aquila retaining its three designees, and with three Quanta designees, three independent Directors and one Limited Vote Common Stock Director. One of the independent Directors will be designated by Quanta, one by Aquila and the third will be chosen by the two other independent Directors. Aquila Directors will be represented on all Board committees except those required to consist solely of independent Directors. The Board's compensation committee will establish and administer stock retention guidelines for senior executive officers.

        Quanta and Aquila have also agreed to a standstill whereby Aquila will not purchase Quanta shares on the open market and will not wage another proxy fight for control of Quanta. Aquila retains the right to commence a tender offer to increase its ownership to a majority stake in Quanta, but consummation of any such offer is subject to approval of a designated committee of independent directors. If Aquila's ownership stake exceeds 50%, Aquila will have the right to designate a majority of the directors to Quanta's Board and significant provisions will protect minority stockholders. Also as part of the agreement, Quanta will terminate the Stock Employee Compensation Trust (SECT) at no cost to the Company.

        Separately, Quanta announced that John R. Colson, Quanta's chief executive officer, has been named chairman of the Board effective immediately.

        Colson said, "We are very pleased to have reached this agreement with Aquila and strongly believe that it is in the best interests of all of our stockholders, customers and employees. We now have a clear understanding with our largest stockholder while protecting the interests of our other public stockholders.

We believe that Quanta is well positioned to continue to generate strong results and create value for its stockholders."

        Robert K. Green, president and chief executive officer of Aquila, said, "We are pleased to have reached this settlement with Quanta, which remains the leader in its industry with its strong and dedicated work force. It is time to end the dispute and redirect all of our efforts to creating value for stockholders. We agree that this settlement is in the best interests of all Quanta stockholders, customers and employees, and we look forward to working with Quanta's management to further enhance long-term stockholder value. We believe Quanta has a strong foundation for improved financial and stock performance, particularly as economic conditions improve."

        Colson concluded, "I want to thank all of Quanta's employees for their constant support and dedication to our business through what has been a distracting process. The past three months have reinforced just how tremendous a company Quanta is. We look forward to continuing to provide all Quanta customers with the same high-levels of service to which they have grown accustomed."

        Quanta Services, Inc. is a leading provider of specialized contracting services, delivering end-to-end network solutions for electric power, gas, telecommunications and cable television industries. The Company's comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide.

        Based in Kansas City, Missouri, Aquila (formerly UtiliCorp United Inc.) is an international energy and risk management company. Aquila is one of the largest wholesalers of electricity and natural gas in North America, provides wholesale energy services in the United Kingdom and has a presence in Germany and Scandinavia. It also operates electricity and natural gas distribution networks serving more than 6 million customers in seven states and in Canada, the United Kingdom, New Zealand and Australia. At March 31, 2002, Aquila had total assets of $12.3 billion and 12-month sales of $37.3 billion. More information is available at www.aquila.com.

Important Information

        This press release contains various forward-looking statements and information. Although the company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including, among other matters, future growth in the electric utility and telecommunications outsourcing industry, and the ability of Quanta to complete acquisitions and to effectively integrate the operations of acquired Companies, as well as general risks related to the industries in which Quanta operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. For a discussion of the risks, investors are urged to refer to the Company's reports filed under the Securities Exchange Act of 1934.

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Contacts: For Quanta Services:	For Aquila, Inc.
James Haddox, CFO 713-629-7600	Ellen Fairchild Investor Relations 816-527-1409
Paul Verbinnen/ Jonathan Gasthalter Citigate Sard Verbinnen 212-687-8080	Judith Wilkinson/Matthew Sherman Joele Frank, Wilkinson Brimmer Katcher 212-355-4449
Ken Dennard/kdennard@easterly.com Lisa Elliott/lisae@easterly.com Easterly Investor Relations 713-529-6600

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About Aquila

Based in Kansas City, Missouri, Aquila (formerly UtiliCorp United Inc.) is an international energy and risk management company. Aquila is one of the largest wholesalers of electricity and natural gas in North America, provides wholesale energy services in the United Kingdom and has a presence in Germany and Scandinavia. It also operates electricity and natural gas distribution networks serving more than 6 million customers in seven states and in Canada, the United Kingdom, New Zealand and Australia. At March 31, 2002, Aquila had total assets of $12.3 billion and 12-month sales of $37.3 billion. More information is available at www.aquila.com.